Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE TRANSITION PERIOD ENDING DECEMBER 31, 2015

Westlake Village, Calif., March 30, 2016 — Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for the six months ended December 31, 2015. The transition period was necessary to accommodate the change in the Company’s fiscal year end from June 30 to December 31. Transition period comparisons are made against the unaudited six months ended December 31, 2014.

Quarter Ended December 31, 2015 Financial Results

Revenues for the quarter ended December 31, 2015 were $2.6 million, compared with $3.5 million for the quarter ended December 31, 2014, a decrease of $0.9 million or 25.7%. Loss from operations was $0.4 million for the quarter ended December 31, 2015 compared with a loss of $0.3 million for the quarter ended December 31, 2014. Loss per basic and diluted share was $(0.04) for the quarter ended December 31, 2015 compared with loss per basic and diluted share of $(0.03) per for the quarter ended December 31, 2014.

Data Storage segment revenues were $1.3 million for the quarter ended December 31, 2015, compared with $2.0 million for the same period last year, a decrease of $0.7 million or 35.0%, primarily due to significant one-time international orders in the prior year. Power supply segment revenues were $1.3 million for the quarter, compared with $1.5 million in the quarter ended December 31, 2014, a decrease of $0.2 million, or 13.3%, resulting from a slow down by manufacturers at the end of the year 2015.

Gross margin was 42.3% of revenues or $1.1 million for the quarter ended December 31, 2015, an improvement over the gross margin of 31.4% of revenues or $1.1 million for the quarter ended December 31, 2014. The gross profit remained constant during the quarter on lower sales, as steps were taken to reduce costs and achieve higher margins on our products. Operating expenses, excluding restructuring income, for the three months ended December 31, 2015 were $1.5 million or 57.7% of revenues, compared with $1.6 million, or 45.7% of revenues for the three months ended December 31, 2014. There was no restructuring income for the three months ended December 31, 2015, compared to income of $0.2 million, or 5.7% of revenues, for the same period last year.

Transition Year Ended December 31, 2015 Six Months Financial Results

Qualstar reported revenues of $4.9 million for the six months ended December 31, 2015, a decrease of 27.9% compared with $6.8 million in the six months ended December 31, 2014. Net loss from operations in the six months ended December 31, 2015 was $1.9 million or $(0.15) per basic and diluted share. This compares with a net loss in the six months ended December 31, 2014 of $0.6 million, or $(0.05) per basic and diluted share.

Steven N. Bronson, Chief Executive Officer and President of Qualstar said, “We are exploring strategic alternatives that we believe will benefit the Qualstar shareholders, including mergers, acquisitions and divestures.” Mr. Bronson continued, “As we look for these opportunities, we continue to reduce operating expenses and manage to our reduced breakeven revenue, including personnel adjustments.”

Cash and cash equivalents were $4.0 million at December 31, 2015, a decrease of $0.7 million from June 30, 2015. The decrease in cash is attributed to operating activities.

“Cash is being monitored closely and we are taking prudent steps to reduce the cash out flow,” stated Mr. Bronson. “Effective May 1, 2016, we are consolidating offices for our administrative and data storage sales team into our existing Simi Valley facility and subleasing the Westlake Village office. This move will reduce rent expense by $10,000 per month with the income from the sublease.” Mr. Bronson continued.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the the transition period ending December 31, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805.583.7744 ext. 154

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Six Months Ended		Year Ended
	December 31,		June 30,
	2015	2014	2015	2014
		(unaudited)
Net revenues	$4,924	$6,848	$12,902	$10,941
Cost of goods sold	3,881	4,522	8,530	8,350
Gross profit	1,043	2,326	4,372	2,591
Operating expenses:
Engineering	694	685	1,351	2,461
Sales and marketing	957	1,096	2,077	2,200
General and administrative	1,259	1,368	2,478	3,780
Restructuring income	-	(245)	(245)	(202)
Total operating expenses	2,910	2,904	5,661	8,239
Loss from operations	(1,867)	(578)	(1,289)	(5,648)
Other income (expense)	2	11	(19)	24
Loss before income taxes	(1,865)	(567)	(1,308)	(5,624)
Provision for income taxes	20	-	-	-
Net loss	$(1,885)	$(567)	$(1,308)	$(5,624)
Change in unrealized losses on investments	-	(1)	(1)	(3)
Comprehensive loss	$(1,885)	$(568)	$(1,309)	$(5,627)
Loss per share:
Basic and Diluted	$(0.15)	$(0.05)	$(0.11)	$(0.46)
Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	June 30,	June 30,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$3,963	$4,696	$5,462
Marketable securities, short-term	—	—	1,763
Accounts receivable, net	1,630	2,321	1,412
Inventories, net	2,444	2,948	3,177
Prepaid expenses and other current assets	219	140	241
Total current assets	8,256	10,105	12,055
Property and equipment, net	446	538	663
Other assets	25	41	67
Total assets	$8,727	$10,684	$12,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$756	$913	$952
Accrued payroll and related liabilities	332	396	322
Deferred service revenue	994	830	954
Other accrued liabilities	467	393	1,174
Total current liabilities	2,549	2,532	3,402

Other long-term liabilities	27	17	17
Deferred service revenue, long term	104	225	243
Total long term liabilities	131	242	260
Total liabilities	2,680	2,774	3,662

Commitments and contingencies (Notes 10 and 12)
Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	—	—	—
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2015, June 30, 2015 and June 30, 2014	19,061	19,039	18,943
Accumulated other comprehensive income	—	—	1
Accumulated deficit	(13,014)	(11,129)	(9,821)
Total shareholders’ equity	6,047	7,910	9,123
Total liabilities and shareholders’ equity	$8,727	$10,684	$12,785

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